UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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April 28, 2006
Dear Stockholder:

On behalf of the board of directors and management of DealerTrack Holdings, Inc., I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on Wednesday, June 14, 2006, at 10 a.m. local time, at the Sheraton New York Hotel & Towers, 811 7th Avenue, New York, NY 10019.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

It is important that your stock is represented, regardless of the number of shares you hold. After reading the enclosed Proxy Statement, please vote your proxy in accordance with the instructions provided.

If you have any questions about the meeting, please contact our Investor Relations Department at (516) 734-3758.

We look forward to seeing you at the meeting.

Sincerely,

Mark F. O’Neil
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 14, 2006

Time:	10:00 a.m. local time

Location:	Sheraton New York Hotel & Towers 811 7th Avenue New York, NY 10019

Matters To Be Voted On:	(1) To elect two members to the board of directors for a three-year term as Class I directors to serve until our 2009 Annual Meeting of Stockholders and until their successors are elected; and

(2) To transact such other business as may properly come before the Annual Meeting or any postponements or adjournment thereof.

Record Date:	April 20, 2006 — You are eligible to vote if you were a stockholder of record on this date.

Voting Methods:	By mail In person

Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented.

Voting promptly will insure that we have a quorum at the meeting and will save us proxy solicitation expenses.

By Order of the Board of Directors,

Eric D. Jacobs
Secretary

Lake Success, New York
April 28, 2006

DEALERTRACK HOLDINGS, INC.
1111 Marcus Ave., Suite M04
Lake Success, NY 11042

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held June 14, 2006

GENERAL INFORMATION

THE ANNUAL MEETING

Our board of directors is soliciting proxies to be used at our Annual Meeting of Stockholders to be held on June 14, 2006. This Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy are being made available to our stockholders on or about April 28, 2006.

PURPOSE OF MEETING

The specific proposal to be considered and acted upon at the Annual Meeting is summarized in the accompanying Notice of Annual Meeting. The proposal is described in more detail in this Proxy Statement.

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXIES

WHO CAN VOTE?

Only stockholders of record at the close of business on April 20, 2006 may vote at the Annual Meeting. As of April 20, 2006, there were 35,620,673 shares of our Common Stock outstanding.

HOW YOU CAN VOTE

You may vote using one of the following methods:

•	Mail. You may vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided.

•	In Person. You may vote your shares in person by attending the Annual Meeting.

If a broker holds your shares in “street name,” the broker is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker may vote your shares with respect to the election of directors.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our board of directors recommends.

If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other matter to be raised at the Annual Meeting.

HOW TO REVOKE YOUR PROXY OR CHANGE YOUR VOTE

You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	Giving written notice of revocation to: Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042; or

•	Submitting another timely proxy by mail; or

•	Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the holder of record. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

HOW MANY VOTES YOU HAVE

Each stockholder has one vote for each share of Common Stock that he or she owned on the record date for all matters being voted on.

QUORUM

A quorum is constituted by the presence, in person or by proxy, of holders of our Common Stock representing a majority of the aggregate number of shares of Common Stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

VOTES REQUIRED

Election of Directors.  The two nominees for director receiving the highest vote totals will be elected. Abstentions and broker non-votes will have no effect on the election of directors. (See “General Information about our Board of Directors” on page 3).

PROPOSAL ONE:
ELECTION OF DIRECTORS

GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS

Each of our directors is elected for a three-year staggered term. The seven members of our board of directors are divided into three classes: Class  I, Class II and Class III. One class of directors is elected at each Annual Meeting. The following table shows our current directors, when each class of directors is elected and how each director is classified:

Class	Directors

Class I: Term expires 2006 and every three years thereafter	Messrs. Power and Tischler
Class II: Term expires 2007 and every three years thereafter	Messrs. Dietz and McDonnell
Class III: Term expires 2008 and every three years thereafter	Ms. Cirillo-Goldberg and Messrs. Gibson and O’Neil

NOMINEES

All of the nominees listed below are currently directors and have agreed to serve another term. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies will be voted for a nominee designated by the present board of directors to fill the vacancy. Each person elected as a director will continue to be a director until the 2009 Annual Meeting or until a successor has been elected.

RECOMMENDATION OF OUR BOARD

Our Board of Directors recommends that you vote “FOR” the nominees listed below:

•	James David Power III

•	Howard L. Tischler

None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption. Mr. O’Neil’s employment agreement provides that he shall serve as Chairman of the board of directors during the term of his agreement. Messrs. Dietz and Tischler were initially appointed to our board of directors pursuant to a stockholders’ agreement which terminated on our initial public offering and is no longer in effect. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected.

INFORMATION ABOUT NOMINEES FOR ELECTION AS CLASS I DIRECTORS

James David Power III, 74, has served as a director of DealerTrack since June 2002. Mr. Power has spent more than 35 years at, is a founder of, and from 1996 until April 2005 served as the Chairman of the Board of J.D. Power and Associates, a marketing information firm. Mr. Power also serves as a director of IMPCO Technologies, Inc., a public company, which supplies alternative fuel products to the transportation, industrial and power generation industries. In 1992, Mr. Power was a recipient of the Automotive Hall of Fame’s Distinguished Service Citation, awarded each year to seven of the industry’s most accomplished leaders. He holds honorary doctorate degrees from College of the Holy Cross, California Lutheran University, California State University, Northridge and College Misericordia. He also serves as an adjunct professor of marketing at California State University, Northridge. Mr. Power holds a BA from the College of the Holy Cross and an MBA from The Wharton School of Finance at the University of Pennsylvania.

Howard L. Tischler, 52, has served as lead director of DealerTrack since April 2006 and as a director of DealerTrack since March 2003. Since September 2005, Mr. Tischler has been employed by First Advantage Corporation, where he serves as Group President of First Advantage Dealer Services. From 2001 until September

2005, Mr. Tischler was President and Chief Executive Officer of First American Credit Management Solutions, Inc. (“CMSI”), which was a subsidiary of The First American Corporation, as well as Teletrack, Inc. From 1999 until our acquisition of Credit Online, Inc. from CMSI in 2003, Mr. Tischler was President and Chief Executive Officer of Credit Online. Mr. Tischler currently serves on the Engineering Advisory Board at George Washington University. He holds a BS degree in Mathematics from the University of Maryland and an MS degree in Engineering and Operations Research from George Washington University.

INFORMATION ABOUT THE MEMBERS OF OUR BOARD WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THE ANNUAL MEETING

Class II Directors (term expires at the 2007 Annual Meeting)

Steven J. Dietz, 42, has served as a director of DealerTrack since April 2002. Mr. Dietz is employed by GRP Management Services, Inc., a private equity firm and affiliate of GRP II, L.P., GRP II Partners, L.P. and GRP II Investors, L.P., where he has been a Partner since 1996 when the firm was created. Prior to 1996, Mr. Dietz served as a Senior Vice President in the investment banking division of the Donaldson, Lufkin & Jenrette Securities Company. Mr. Dietz also serves as a director of several privately held companies, including UGO Networks, Inc., an Internet advertising business, EMN8, Inc., a provider of automated self-service technologies and Zag, Inc., a company whose technology and services solution is available on a private label basis to affinity and membership organizations as a way of improving the consumers’ car buying experience. Mr. Dietz served as a director and member of the audit committee of Garden.com from 1998 until January 2001, when the company’s securities were no longer registered pursuant to Section 12 of the Exchange Act. Mr. Dietz holds a BS in Finance from the University of Colorado.

John J. McDonnell, Jr., 68, has served as a director of DealerTrack since July 2005. Mr. McDonnell is the founder, and has served since April 2001 as Chairman and Chief Executive Officer of TNS, Inc., a publicly held leading provider of data communications services to processors of credit card, debit card and ATM transactions worldwide. Previously, he served as Chairman and Chief Executive Officer of PaylinX Corp., a software provider for transaction processing from November 1999 until it was sold to CyberSource Corp. in September 2000. He remains a director of CyberSource, a publicly held company. Prior to that, Mr. McDonnell was President, Chief Executive Officer and a director of Transaction Network Services, Inc. from the time he founded the company in 1990. Mr. McDonnell is also a founder and director of the Electronic Funds Transfer Association. Mr. McDonnell holds a BS in Electrical Engineering from Manhattan College, an MSEE from Rensselaer Polytechnic Institute and an Honorary Doctorate of Humane Letters from Marymount University.

Class III Directors (term expires at the 2008 Annual Meeting)

Mary Cirillo-Goldberg, 58, has served as a director of DealerTrack since December 2002 and as lead director from May 2005 to April 2006. Since September 2003, Ms. Cirillo-Goldberg has served as an advisor to Hudson Ventures, a venture capital fund. Ms. Cirillo-Goldberg served as the Chairman and Chief Executive Officer of OPCENTER, LLC, a privately held company that provides help desk, e-commerce and network operations services, from March 2000 to September 2003. From June 1997 through March 2000, she served as Executive Vice President and Managing Director of Bankers Trust Corporation. Ms. Cirillo-Goldberg currently serves as a director of two publicly held companies: Health Care Property Investors, Inc. and The Thomson Corporation.

Thomas R. Gibson, 63, has served as a director of DealerTrack since June 2005. Mr. Gibson has served as Chairman Emeritus of Asbury Automobile Group, one of the nation’s largest automotive retailers, from 2004 to the present. Mr. Gibson served as Asbury’s Chairman from 1994 to 2003, Chief Executive Officer between 1994 and 1999 and interim Chief Executive Officer for a portion of 2001. Prior to joining Asbury, he served as President and Chief Operating Officer of Subaru of America, Inc. and as Director of Marketing Operations and General Manager of Import Operations for Chrysler. Mr. Gibson began his career in 1967 with Ford Motor Company and held key marketing and field management positions in both the Lincoln-Mercury and Ford divisions. He also serves on the board of directors of IKON Office Solutions, which is publicly held, and DealerTire LLC. Mr. Gibson is a graduate of DePauw University and holds an MBA from Harvard University.

Mark F. O’Neil, 47, has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. From February 2001 to May 2005, Mr. O’Neil served as President, and he continues to serve as Chairman of the Board, Chief Executive Officer and a director of DealerTrack, Inc. Mr. O’Neil began his career at Intel Corporation and worked for McKinsey & Co. before moving to the automotive industry in the late 1980’s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. He also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from WPI and an MBA from Harvard Business School.

COMPENSATION OF DIRECTORS

Directors who are also employees receive no fees for their services as directors. All other directors receive the following compensation for their services:

Annual Fee:	$25,000 per director.

Annual Committee Chair Retainer:	$5,000 for the chair of each of our Compensation and Nominating and Corporate Governance Committees. $10,000 for the chair of our Audit Committee.

Attendance Fee for Board Meetings:	$2,000 for each board of directors meeting attended in person, $1,000 for telephonic attendance. We also reimburse directors for their expenses to attend meetings.

Committee Member Retainer:	$2,000 for each committee meeting attended other than the Investment Committee, with the Audit and Compensation Committee chairs receiving $2,500 for each committee meeting attended.

Initial Equity Grant:	Options to purchase 30,000 shares of our Common Stock upon becoming a director. The grant vests in three equal annual installments commencing on the first anniversary of the grant date, subject to the director’s continued service as a director.

Annual Equity Grant:	3,500 shares of restricted stock each year on the date of our Annual Meeting. This grant vests in three equal annual installments commencing on the first anniversary of the grant date, subject to the director’s continued service as a director.

Directors also are eligible to participate in the Directors’ Deferred Compensation Plan, a non-qualified retirement plan. The Directors’ Deferred Compensation Plan allows our non-employee directors to elect to defer certain of the fees they would otherwise be entitled to receive for services rendered as directors. Amounts deferred under the Directors’ Deferred Compensation Plan are general liabilities of DealerTrack and are represented by bookkeeping accounts maintained on behalf of the participants. Such accounts are deemed to be invested in share units that track the value of our Common Stock. Distributions will generally be made to a participant either following the end of the participant’s service on our board of directors, following a change of control if so elected, or at a specified time elected by the participant prior to the deferral. Distributions will generally be made in the form of shares of our Common Stock. Our Directors’ Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.

BOARD MEETINGS HELD DURING 2005

Our board of directors held eight meetings during 2005 and acted six times by written consent. During 2005, each director attended at least 75 percent of the board of directors and committee meetings held while such director served as a director and committee member. At each meeting of the board of directors since May 2005, the non-

management directors met in executive session. Mary Cirillo-Goldberg, our lead director at the time, presided over these executive sessions.

BOARD INDEPENDENCE

The Nominating and Corporate Governance Committee and the board of directors will annually assess the independence of the non-management directors by reviewing the financial and other relationships between the directors and us. This review is designed to determine whether these directors are independent under the criteria established by NASDAQ for independent board members. The Nominating and Governance Committee and the board of directors have determined that all of our non-management directors are independent under those standards.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may communicate with any of our directors, including our non-management directors, by writing to them c/o Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. DealerTrack’s Secretary will forward all correspondence to the board of directors, except for spam, junk mail, mass mailings, products complaints, or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. DealerTrack’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within DealerTrack for review and possible response.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

The board of directors’ policy regarding director attendance at the Annual Meeting is that they are welcome to attend, and that we will make all appropriate arrangements for directors who choose to attend.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available on our website at www.dealertrack.com. A copy of our Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon request directed to: DealerTrack Holdings, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at www.dealertrack.com and/or in our public filings with the SEC.

COMMITTEES

Our board of directors has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee. All members of our Audit, Compensation and Nominating and Corporate Governance Committees are non-management directors who, in the opinion of our board of directors, are independent as defined under NASDAQ standards. Our board of directors has approved a written charter for each committee which is available at www.dealertrack.com.

Audit Committee.  We have an Audit Committee consisting of Messrs. Dietz, Gibson, and McDonnell. Mr. Dietz chairs the Audit Committee. The board of directors has determined that each member of the Audit Committee is independent and that Mr. Dietz is an audit committee financial expert, as defined by SEC rules, and has financial sophistication, in accordance with the applicable NASDAQ listing standards. During 2005, the Audit Committee held nine meetings. A copy of our Audit Committee Charter is included as Exhibit I to this Proxy Statement. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s responsibilities include assisting our board of directors in its oversight and evaluation of:

•	The integrity of our financial statements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our independent registered public accounting firm.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. The Audit Committee also reports to stockholders as required by the SEC (please see page 20).

Compensation Committee.  We have a Compensation Committee consisting of Ms. Cirillo-Goldberg and Messrs. Gibson and McDonnell. Ms. Cirillo-Goldberg chairs the committee. During 2005, the Compensation Committee held three meetings. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:

•	Reviewing our compensation philosophy;

•	Reviewing and recommending approval of compensation of our executive officers; and

•	Administering our stock incentive and employee stock purchase plans.

The board of directors has determined that each member of the Compensation Committee is independent in accordance with the applicable NASDAQ listing standards. The Compensation Committee also reports to stockholders on executive compensation items as required by the SEC (please see page 11).

Nominating and Corporate Governance Committee.  We have a Nominating and Corporate Governance Committee consisting of Ms. Cirillo-Goldberg and Messrs. Power and Tischler. Mr. Tischler chairs the committee. The Nominating and Corporate Governance Committee did not hold any meetings during 2005. The purposes of the Nominating and Corporate Governance Committee include:

•	Identifying and recommending nominees for election to our board of directors;

•	Determining committee membership and composition; and

•	Overseeing the evaluation of our board of directors.

The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the applicable NASDAQ listing standards.

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the board of directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary at 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042 who will forward all recommendations to the committee. Stockholders must submit their recommendations by or before December 29, 2006 and provide the following information:

•	The name, address and telephone number of the recommending stockholder;

•	A representation that the stockholder is a record holder of our securities, or evidence of ownership;

•	The number of shares owned by the recommending stockholder and the time period for which such shares have been held;

•	A statement from the recommending stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next Annual Meeting;

•	The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	A description of the qualifications and background of the proposed director candidate;

•	A description of all arrangements or understandings between the recommending stockholder and the proposed director candidate;

•	The consent of the proposed director candidate (i) to be named in the proxy statement and (ii) to serve as a director if elected; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the board of directors:

•	Personal and professional integrity, ethics and values;

•	Experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	Experience in the company’s industry and with relevant social policy concerns;

•	Experience as a board member of another publicly held company;

•	Academic expertise in an area of the company’s operations; and

•	Practical and mature business judgment.

Investment Committee.  We have an Investment Committee consisting of Messrs. Dietz, Gibson and Tischler. Mr. Dietz chairs the committee. The Investment Committee was formed in January 2006. The purpose of our Investment Committee is to review investment and acquisition opportunities, approve certain acquisition and investment transactions and also make recommendations to our board of directors.

EXECUTIVE OFFICERS

The following individuals were serving as our executive officers as of April 28, 2006:

Name	Age	Title

Mark F. O’Neil	47	Chairman of the Board, President and Chief Executive Officer
John A. Blair	45	President — DealerTrack Data Services, Inc.
Robert J. Cox III	40	Senior Vice President, Chief Financial Officer and Treasurer
Charles J. Giglia	54	Senior Vice President, and Chief Information Officer — DealerTrack, Inc.
Ana M. Herrera	49	Vice President, Human Resources — DealerTrack, Inc.
Eric D. Jacobs	39	Senior Vice President, General Counsel and Secretary
Vincent Passione	44	President — DealerTrack, Inc.
David P. Trinder	47	President — DealerTrack Aftermarket Services, Inc.

Mark F. O’Neil has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. From February 2001 to May 2005, Mr. O’Neil served as President, and he continues to serve as Chairman of the Board, Chief Executive Officer and a director of DealerTrack, Inc. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980’s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. He also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School.

John A. Blair has served as President of DealerTrack Data Services, Inc. and Chief Executive Officer of our Automotive Lease Guide (alg), Inc. subsidiary since May 2005. Mr. Blair served as Chief Executive Officer of Automotive Lease Guide (alg), LLC, from 1996 until its acquisition by us in May 2005. Mr. Blair also served as Chief Executive Officer of webalg, Inc., the developer of PaymentTrack, from March 2000 to March 2002. webalg was also acquired by us in August 2001. Prior to joining ALG, Mr. Blair held marketing and management positions with Xerox Corporation and IBM Corporation. Mr. Blair holds a BA in Economics from the University of California, Santa Barbara.

Robert J. Cox III has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 2004. From May 2002 to October 2004, Mr. Cox was our Vice President of Finance and Treasurer, from January 2002 to April 2002, Mr. Cox served as our Vice President of Finance, Treasurer and Secretary, from August 2001 to December 2001, Mr. Cox served as our Director of Finance, Treasurer and Secretary, and from June 2001 to July 2001, Mr. Cox served as Director of Finance, Treasurer and Secretary for DealerTrack, Inc. In 1998, Mr. Cox joined Triton International, Inc., a facilities-based provider of wireless and wire-line telecommunications products, as its Executive Vice President and Chief Financial Officer and left in January 2001. Triton filed a bankruptcy petition under Chapter 7 of the Bankruptcy Code on August 29, 2001. In 1991, he joined Green Stamp America, Inc., a real estate investment company, as their Controller and was elevated to the position of Chief Financial Officer in 1996. Mr. Cox began his career at KPMG LLP in the audit practice. Mr. Cox holds a BS in Accounting from St. Bonaventure University and an MBA from the Columbia University Graduate School of Business and is a CPA.

Charles J. Giglia has served as Senior Vice President and Chief Information Officer of DealerTrack, Inc. since January 2003. From February 2001 until January 2003 he served as Vice President and Chief Information Officer of DealerTrack, Inc. Previously, he served as a Vice President of the Chase Manhattan Bank, responsible for Internet development in its Diversified Consumer Services business. Prior to that, from 1980 to 1995, he served as online delivery group project manager with responsibility for managing multiple service delivery applications. Mr. Giglia holds a BS in Computer Science with a minor in Business and an MBA in Management Information Systems, both from the New York Institute of Technology.

Ana M. Herrera has served as Vice President, Human Resources of DealerTrack, Inc. since May 2005. From September 2002 to May 2005, Ms. Herrera was Vice President of Human Resources at MeadWestvaco Corporation, where she led the global human resources function for the company’s Consumer Packaging Group. Prior to this, Ms. Herrera spent two years as a consultant, working on a wide range of human resources assignments for a diverse group of clients. Other previous experience includes having served as Vice President of Human Resources for Revlon Consumer Products Corporation’s International Division, and as, first, Director and later Vice President of Human Resources for Duracell Corporation. Ms. Herrera holds a BS in business administration from California State Polytechnic University.

Eric D. Jacobs has served as our Senior Vice President, General Counsel and Secretary since January 2004. From April 2002 to December 2003, Mr. Jacobs served as our Vice President, General Counsel and Secretary. Mr. Jacobs was an associate at the international law firm of O’Melveny & Myers LLP where he specialized in general corporate and securities law from August 1998 to April 2002. Prior to becoming an attorney, Mr. Jacobs was an audit manager at KPMG LLP. Mr. Jacobs holds a BS in Business Administration with a major in Accounting, magna cum laude, from Rider University and a JD, with honors, from the Rutgers School of Law-Newark, and is a CPA.

Vincent Passione has served as President of DealerTrack, Inc. since May 2005. From September 2003 to May 2005 he served as its Executive Vice President and Chief Operating Officer. From August 1999 until he joined DealerTrack, Mr. Passione served as Chief Executive Officer of OnMoney.com, a financial management web site, and President of Ameritrade’s Institutional Client Division’s new custodial platform, “Ameritrade Connection.” Prior to joining OnMoney.com, Mr. Passione spent six years at Citigroup where he managed its U.S. technology organization and served as Chief Technology Officer for its U.S. Consumer Bank. Mr. Passione holds a BS in computer science, cum laude, from New York Polytechnic Institute.

David P. Trinder has served as President of DealerTrack Aftermarket Services, Inc. since June 2005 and Chief Executive Officer and President of our dealerAccess Canada, Inc. subsidiary since January 2004. Mr. Trinder served as President and Chief Executive Officer of dealerAccess Canada, Inc., from April 2002 until its acquisition by DealerTrack in January of 2004. In the years before joining dealerAccess, Mr. Trinder built and operated two businesses in South Africa, and followed this as director of a venture capital fund that focused on IT investments. Mr. Trinder holds a Bachelor of Commerce and an MBA from the University of Cape Town, South Africa, and is a South African Chartered Accountant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report by our Compensation Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934. The report shall not be deemed incorporated by reference into any of our other filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, except to the extent we specifically incorporate it by reference into such filing.

The Compensation Committee is comprised exclusively of non-management directors. We review the compensation program for the chief executive officer and other members of senior management, including the named executive officers, and determine and administer their compensation. We also oversee the administration of DealerTrack’s incentive plans and employee benefit plans. We have retained Ernst & Young, LLP, an independent consultant, to assist us in fulfilling our responsibilities. Ernst & Young reports directly to us.

Compensation Policy

Philosophy

Our objective is to attract and retain highly qualified executive officers in a manner which provides incentives to create stockholder value. This objective is accomplished by establishing compensation which provides significant risk and opportunity for reward based on company and individual performance.

The program consists of both annual and long-term components, with a mix of cash and equity-based compensation. Our belief is that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stock price performance, and encourages executive retention. Equity ownership is emphasized through our share ownership and retention program, discussed later on in this report.

Methodology

In determining actual compensation levels for the chief executive officer and other executive officers, we consider many factors, including competitive market data, overall company performance, and individual contributions. In determining compensation levels for our named executive officers, we use market data provided by Ernst & Young, which consisted of information from a group of 15 peer companies.

We use the peer group data primarily to ensure that the total direct compensation for senior management is within the broad middle range of comparative pay of the peer group companies while providing an opportunity for annual cash bonuses to attain approximately the 75th percentile when the company achieves its targeted performance levels. We do not target a specific position in the range of comparative data for each individual or for each component of compensation. We establish individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience, and our judgment as to individual performance.

The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with both market competitive practices and the company’s objectives.

Components of Executive Compensation for 2005

Annual cash compensation for 2005 consisted generally of base salary and a cash bonus.

Base Salaries

We determined base salaries for executive officers based on company and individual performance in the prior year, internal relativity, and market data, which includes pay at the peer group companies.

Annual Cash Bonuses

Annual cash bonuses for executive officers are determined under the Senior Executive Incentive Bonus Plan. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for executive officers each year based on position level, with a target range of 30 percent to 70 percent of base salary for 2005 and a maximum range for 2005 of 45 percent to 140 percent of base salary, depending on position. Generally, no bonuses are payable if the company does not meet the pre-determined performance goals tied to revenue and EBITDA growth. If the company meets the pre-determined performance goals, we may adjust the actual award to each executive officer, up or down, depending on our assessment of the individual performance of the executive officer. For 2005, the actual cash bonuses awarded to executive officers ranged from 36 percent to 126 percent of base compensation.

Long-Term Incentives

We currently employ two forms of long-term equity incentives granted under the 2005 Incentive Award Plan: non-qualified stock options and restricted Common Stock, with stock options targeted to deliver approximately 50 percent of the total long-term incentive value, and restricted Common Stock targeted to deliver 50 percent of the total long-term incentive value for executive officers. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our management is properly focused on stockholder value. Our objective is to have a combined grant value of non-qualified stock options and restricted Common Stock that is competitive within the broad middle range of peer company long-term incentive grant amounts. Stock options have traditionally been granted broadly within the organization, with approximately 460 team members now participating. All options are granted with an exercise price equal to the fair market value of the company’s Common Stock on the date of grant, and option re-pricing is expressly prohibited by the terms of the 2005 Incentive Award Plan. Certain senior executives, including the named executive officers, are required to hold 25 percent of the net after-tax gain received upon option exercises in the form of the company’s Common Stock in order to satisfy our stock ownership and retention program discussed below.

The ten-year term and four-year vesting terms of these awards help keep team members focused on long-term performance. In determining the size of equity grants, we consider job responsibility, individual performance, peer group data, accounting costs, the number of options and shares of restricted Common Stock previously granted and the amount of Common Stock reserved under the 2005 Incentive Award Plan for future grants.

Employee Deferred Compensation Plan

The company established an Employee Deferred Compensation Plan, effective as of June 30, 2005, that allows a select group of our management or highly compensated employees, including our executive officers, to defer payment of all or a specified part of any bonuses earned. The deferred compensation is deemed invested in deferred stock units. Each unit has the same value as one share of the company’s Common Stock. Deferred compensation is converted into deferred stock units based on the fair market value of the company’s Common Stock on each date that the bonuses would otherwise have been payable. If the company pays any dividend on shares of the company’s Common Stock each executive’s deferred compensation account will be credited with additional stock units equivalent to the aggregate value of the dividends that would have been payable had the shares of Common Stock represented by the deferred stock units been outstanding on the payment date.

The Employee Deferred Compensation Plan is an unfunded plan and participants are unsecured general creditors of the company. The Deferred Compensation Plan is designed to meet all requirements of Section 409A of the Internal Revenue Code. When payments are due, actual shares of the company’s Common Stock will be issued.

Other Compensation

In 2005, we undertook a total executive compensation review with the guidance of our independent consultant. In addition to the primary compensation elements of salary, annual bonuses, long-term incentives and deferred compensation discussed above, we reviewed other annual compensation and payments that would be required under various severance and change-in-control scenarios. We determined that these elements of compensation were reasonable in the aggregate.

Compensation of Chief Executive Officer

We determine cash compensation of Mr. O’Neil, our chief executive officer, in a similar manner as we determine cash compensation for other executive officers, and we employ similar criteria for equity grants that we apply to other executive officers, taking into consideration Mr. O’Neil’s responsibility for the company, as well as his individual performance. In determining Mr. O’Neil’s cash bonus for 2005, we considered the company’s and Mr. O’Neil’s accomplishment of objectives that had been established at the beginning of 2005 and our own subjective assessment of his performance. We noted that under Mr. O’Neil’s leadership, the company met all financial goals for 2005, completed four acquisitions and a successful initial public offering. As a result of these accomplishments, we awarded Mr. O’Neil an annual bonus for 2005 in an amount equal to $600,000, or 180 percent of his target award.

In recognition of his continued strong leadership in 2005, we increased Mr. O’Neil’s annual salary by 4 percent to $495,040 effective January 1, 2006. Mr. O’Neil’s 2006 target bonus was increased from 70 percent to 75 percent of his base salary and his maximum bonus to 200 percent of his target award.

Effective January 27, 2006 and consistent with our annual practice, we granted Mr. O’Neil and other members of management equity awards. Mr. O’Neil’s award consisted of a non-qualified stock option grant for 90,000 shares of Common Stock and a restricted Common Stock grant of 35,000 shares of Common Stock.

In determining the size of the stock option and restricted Common Stock grants, we took into consideration Mr. O’Neil’s individual performance, internal relativity, peer group data and the size of grants previously made to Mr. O’Neil.

Internal Equity

The Compensation Committee believes that the relative difference between Chief Executive Officer compensation and the compensation of the company’s other executives officers is consistent with such differences found in our peer group and our reference labor market.

Stock Ownership and Retention Program

We believe that executive officers and directors should have a significant equity interest in the company in order to align the interests of management and the board of directors with our stockholders. Therefore, we have implemented share ownership requirements for the executive team and the board of directors to help foster a focus on long-term growth. We expect our executive officers to own shares equal to multiples of their base salary, which vary from six times to one times base salary. Each executive officer or director is expected to attain the required share ownership level within five years. Stock options are not included in determining compliance with share ownership requirement. Under our share ownership and retention program, executive officers and directors are expected to retain 25 percent of the net after-tax shares acquired pursuant to the exercise of a stock option until they achieve the minimum share ownership position. We will review each executive officer’s and director’s compliance with the minimum share ownership requirement once a year. Failure to satisfy this requirement may result in the reduction of future equity grants.

Deductibility Cap on Executive Compensation

Under U.S. federal income tax law, the company cannot take a tax deduction for certain compensation paid in excess of $1 million to our named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by stockholders and meet other requirements. Our policy is to qualify our incentive compensation for full corporate deductibility to the extent feasible and consistent with our overall compensation goals. Since the company became public only recently, under tax rules, awards under the Senior Executive Incentive Bonus Plan and stock option awards under the 2005 Incentive Award Plan made through our 2009 stockholders’ meeting will qualify for full deductibility as “performance-based compensation.” We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Conclusion

The Compensation Committee and the board believe that the caliber and motivation of all our team members, and especially our executive leadership, are essential to the company’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. We will continue to evolve and administer our compensation program in a manner that we believe will be in stockholders’ interests and worthy of stockholder support.

Respectfully submitted by the Compensation Committee.

Mary Cirillo-Goldberg, Chair
Thomas Gibson
John McDonnell, Jr.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides information about compensation paid by us to by (i) our chief executive officer, and (ii) the other four most highly compensated executive officers who served as executive officers as of December 31, 2005 (each a “named executive officer” and collectively, the “named executive officers”).

						Long-Term
		Annual Compensation				Compensation Awards
				Other			Number of	All
				Annual		Restricted	Securities	Other
Name and				Compensa-		Stock	Underlying	Compen-
Principal Position	Year	Salary ($)	Bonus ($)(1)	tion ($)		Awards($)(2)	Options(#)	sation ($)(3)

Mark F. O’Neil	2005	$476,000	$600,000	—		$513,000	125,000	$5,000
Chairman of the Board,	2004	450,000	557,201	—		—	581,953	5,000
President and Chief Executive
Officer
John A. Blair(4)	2005	200,245	218,750	—		—	40,000	—
President — DealerTrack
Data Services, Inc.
Eric D. Jacobs	2005	250,000	180,000	—		171,000	50,000	5,000
Senior Vice President,	2004	225,655	135,393	$15,624	(5)	—	120,000	5,000
General Counsel and Secretary
Vincent Passione	2005	370,000	310,000	—		256,500	60,000	5,000
President — DealerTrack Inc.	2004	350,000	237,195	26,767	(5)	—	118,000	5,000
David P. Trinder	2005	269,910	160,000	155,924	(6)	85,500	35,000	6,688
President — DealerTrack	2004	211,182	139,581	8,222	(7)	—	48,000	5,954
Aftermarket Services, Inc.

(1)	The amounts shown include bonuses earned in the year noted although such amounts are payable in the subsequent year. The amounts shown exclude bonuses paid in the year noted but earned in prior years.

(2)	The following restricted Common Stock grants were made to the named executive officers during 2005: (i) Mr. O’Neil — 30,000 shares. The market value of these shares at December 31, 2005 was $629,400; (ii) Mr. Jacobs — 10,000 shares. The market value of these shares at December 31, 2005 was $209,800; (iii) Mr. Passione — 15,000 shares. The market value of these shares at December 31, 2005 was $314,700; and (iv) Mr. Trinder — 5,000 shares. The market value of these shares at December 31, 2005 was $104,900. Holders of restricted Common Stock are eligible to receive dividends when and if the company should declare them.

(3)	The amounts shown represent matching contributions under our 401(k) Plan and for Mr. Trinder, our equivalent plan in Canada.

(4)	Represents compensation received from May 25, 2005, the start date of Mr. Blair’s employment.

(5)	The amounts shown represent temporary housing paid by us.

(6)	The amount shown consists of: (a) $3,971 auto allowance; (b) $60,000 relocation expenses; (c) $36,953 gross up payment to compensate for taxes owed on a portion of the relocation expenses; and (d) $55,000 cost of living stipend.

(7)	The amount shown represents an auto allowance.

OPTIONS GRANTED IN 2005 TO THE NAMED EXECUTIVE OFFICERS

The following table provides information regarding stock options to purchase our Common Stock granted to the named executive officers during 2005:

	Individual Grant(1)				Potential Realizable
		% of Total			Value at Assumed Annual
	Number of	Options			Stock Price Rates
	Securities	Granted to	Exercise		of Appreciation for
	Underlying	Employees in	Price	Expiration	Option Term(3)
Name	Options	Fiscal Year	Per Share(2)	Date	5%	10%

Mark F. O’Neil	125,000	10.00%	$12.92	05/2015	$1,015,665	$2,573,894
John A. Blair	40,000	3.20	12.92	05/2015	325,013	823,646
Eric D. Jacobs	50,000	4.00	12.92	05/2015	406,266	1,029,558
Vincent Passione	60,000	4.80	12.92	05/2015	487,519	1,235,469
David P. Trinder	35,000	2.80	12.92	05/2015	284,386	720,690

(1)	Based on an aggregate of 1,250,400 options to purchase our Common Stock granted to our employees in 2005, including the named executive officers. These options were granted under our 2005 Incentive Award Plan and are subject to its terms. 25% of the shares subject to the option vest on the first anniversary of the grant and 1/36th of the remaining shares subject to the option will vest each month thereafter.

(2)	The exercise price per share was determined to be equal to the fair market value per share of our Common Stock as valued by our board of directors on the date of grant.

(3)	Shown are the hypothetical gains or option spreads that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation on our Common Stock of 5% and 10% from the date the option was granted over the option term of ten years. The 5% and 10% assumed rates of appreciation are mandated by SEC rules and do not represent our projection of future increases in the price of our Common Stock.

AGGREGATED STOCK OPTIONS EXERCISES IN 2005 BY THE NAMED EXECUTIVE OFFICERS AND 2005 YEAR-END STOCK OPTION VALUES

The following table provides information regarding options exercised by each named executive officer during 2005, the number of unexercised options at fiscal year-end and the value of unexercised “in-the-money” options at fiscal year-end:

	Number of		Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired	Value	Options at Year-End		at Year-End(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark F. O’Neil	225,000	$3,195,000	550,397	405,957	$9,945,554	$6,113,798
John A. Blair	—	—	—	40,000	—	322,400
Eric D. Jacobs	30,000	426,000	61,171	119,832	1,112,089	1,672,546
Vince Passione	—	—	127,754	255,961	2,322,568	4,046,171
David P. Trinder	11,666	165,657	9,499	61,835	172,692	769,960

(1)	The values for the “value realized” represent the difference between the exercise price of the options and the price of our common stock in our initial public offering on December 12, 2005, which was $17.00 per share. The use of our initial public offering price is in accordance with SEC guidance and this price is not reflective of the fair market value on the date the options were actually exercised.

(2)	The values for “in-the-money” options represent the difference between the exercise price of the options and the closing price of our Common Stock on December 31, 2005, which was $20.98 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves, or during the fiscal year ended December 31, 2005 served, as a member of the compensation committee, or other committee serving an equivalent function. No member of our Compensation Committee has ever been an employee of DealerTrack.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Each of our named executive officers has entered into a written employment agreement with us or one of our subsidiaries that governs the terms and conditions of his employment. Except as set forth in the succeeding paragraph with regards to Mr. Blair, each employment agreement with respect to the named executive officers provides:

•	The initial term of employment is through June 30, 2007, and will automatically be extended for additional one-year periods unless either party notifies the other of non-extension at least 60 days prior to the end of a term.

•	The annual base salary for each of the named executive officers is as follows:

	2006	Minimum Per Agreement

Mark F. O’Neil	$495,040	$476,000
John A. Blair	$260,000	$250,000
Eric D. Jacobs	$260,000	$250,000
Vincent Passione	$383,000	$375,000
David P. Trinder	$260,000	$250,000

•	Each named executive officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain performance benchmark targets.

•	Each named executive officer is prohibited from competing with us or soliciting our employees or customers during the term of his employment and for a period of two years thereafter, and from disclosing our confidential or proprietary information indefinitely.

•	In the event that a named executive officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the named executive officer will be entitled to continue to participate in our health and welfare benefit plans for a period of one year following termination and to continue to be paid his base salary for a period of two years following termination. Additionally, the named executive officer shall be entitled to receive a pro rata annual bonus based on the percentage of the year worked through the date of termination. Notwithstanding the foregoing, in no event will any named executive officer be entitled to receive any such payment or benefits after he or she violates any non-compete, non-disclosure or non-solicit covenant. “Cause” means any of the following: (i) the executive officer’s conviction for a felony, commission of fraud or embezzlement upon us; (ii) the executive officer’s commission of any willful act intended to injure our reputation, business, or business relationships; (iii) the refusal or failure to perform his duties with us in a competent and professional manner (in certain cases, with a cure period of ten business days); or (iv) the refusal or failure of the executive officer to comply with any of his material obligations under his employment agreement (in certain cases, with a cure period of ten business days). “Good reason” means any of the following: (i) a material breach by us of an executive officer’s employment agreement or in connection with our stock incentive plans (which has not been cured within the allotted time); (ii) a material reduction of an executive officer’s title or duties or the assignment to the officer of any duties materially inconsistent with his or her then current position; (iii) any material reduction in the executive officer’s salary or benefits; (iv) the failure of any successor entity to assume the terms of the executive officer’s employment agreement upon a “change of control”; (v) relocation of the officer’s location a distance of at over fifty miles; or (vi) if we do not renew the executive officer’s employment agreement upon its expiration.

•	In the event that a named executive officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the named executive officer shall be credited with twenty-four months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or 2005 Incentive Award Plan. Upon a “change of control,” the named executive officer shall automatically be credited with thirty-six months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or 2005 Incentive Award Plan. Further, in the event that, within twelve months following a change of control, a named executive officer’s employment is terminated, he experiences a material negative change in his compensation or responsibilities or he is required to be based at a location more than 50 miles from his current work location, any remaining unvested options or other equity-based awards granted under the 2001 Stock Option Plan or 2005 Incentive Award Plan shall become fully vested. “Change of control” means any of the following: (i) certain transactions or series of transactions in which a third party directly or indirectly acquires more than 50% of the total combined voting power of our securities (other than through registered public offerings, employee benefit plans and transactions with affiliates); (ii) over a two year period, our directors who were nominated by our stockholders or elected by our board cease to constitute a majority of our board; (iii) a merger, consolidation, reorganization, business combination, sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, or after which a person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be deemed to beneficially own 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction; or (iv) our stockholder’s approval of a liquidation or dissolution. In the case of those named executive officers who have entered into employment agreements with one of our subsidiaries rather than with the parent company, “change of control” also means the occurrence of any of the above with respect to such subsidiary.

•	Each named executive officer is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payment under the named executive officer’s employment agreement in the event any payment or benefit to the named executive officer is considered an “excess parachute payment” and subject to an excise tax imposed by Section 4999 of the Internal Revenue Code.

•	In the event that any of our named executive officers procures subsequent employment during the period during which they are entitled to a severance payment, then their future severance payments shall be reduced to the lesser of (i) fifty (50%) percent of the executive’s salary or (ii) fifty (50%) percent of the executive’s base compensation received for subsequent employment, commencing on the date the executive commences providing services in his new capacity.

The following provisions of Mr. Blair’s employment agreement differ from those of our other named executive officers:

•	Mr. Blair’s contract has a term of 5 years from May 25, 2005.

•	Mr. Blair receives a monthly payment equal to 1/12 of $1,200,000 multiplied by the prime interest rate plus 1%, up to a maximum rate of 7% until the note described in the subsequent bullet point is issued.

•	Mr. Blair is eligible to receive additional compensation payable in the form of a note based on the fiscal performance of certain data products. The note, when and if issued, will accrue interest monthly and is payable in full on June 30, 2010, although it can be prepaid at any time at our option.

•	In the event that Mr. Blair’s employment is terminated by us without “cause” or by him for “good reason,” he shall be credited with twelve months of accelerated vesting with respect to any stock options. Additionally, the vested portion of his stock options shall remain exercisable for nine months following the date of termination of his employment.

•	Mr. Blair has signed a separate Unfair Competition and Nonsolicitation Agreement in which he agreed not to solicit from or compete with our ALG business for a period of 10 years from May 25, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 regarding the number of shares of our Common Stock that may be issued under our equity compensation plans.

Column C
Number of Securities
	Column A		Column B	Remaining Available
	Number of Securities		Weighted-Average	for Future Issuance
	to be Issued Upon		Exercise Price of	Under Equity
	Exercise of		Outstanding	Compensation Plans
	Outstanding Options,		Options, Warrants	(Excluding Securities
	Warrants and Rights		and Rights	in Column A)

Equity compensation plans approved by stockholders
Stock option plans	3,554,551	(1)	$6.22	2,155,193
2005 Employee Stock Purchase Plan	—		N/A	1,500,000
Equity compensation plans not approved by stockholders	—		—	—

Total	3,554,551			3,655,193

(1)	Consists of the 2001 Stock Option Plan and the 2005 Incentive Award Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of DealerTrack Holdings, Inc. hereby reports as follows:

1. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in their oversight role, has reviewed and discussed the audited consolidated financial statements with the company’s management.

2. The Audit Committee has discussed with the company’s independent registered public accounting firm, the overall scope of and plans for its audit. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by SAS 61 (Communications with Audit Committee) as may be modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP (“PwC”) required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and has discussed with PwC their independence.

4. The Audit Committee has an established charter outlining the practices it follows. The charter is an appendix to this Proxy Statement and also available at www.dealertrack.com.

5. The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the company’s independent registered public accounting firm, unless entered into pursuant to the pre-approval policies and procedures established by the Audit Committee. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent registered public accounting firm is required to confirm that the provision of such services does not impair their independence.

6. Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the board of directors of DealerTrack Holdings, Inc. and the board of directors has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Respectfully submitted by the Audit Committee.
Steven Dietz (chair)
John J. McDonnell, Jr.
Thomas Gibson

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents the fees that we paid to PricewaterhouseCoopers LLP for 2005 and 2004:

	2005	2004

Audit fees(1):	$2,230,989	$136,000
Audit related fees(2):	31,669	26,752
Tax fees(3):	68,650	55,285
All other fees:	—	—

Total:	$2,331,308	$218,037

(1)	Audit fees consisted of audit work performed on our consolidated financial statements, as well as work normally performed by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit related fees consisted primarily of audits of our employee benefit plan, as well as statutory audits.

(3)	Tax fees are fees associated with tax compliance.

Representatives of PricewaterhouseCoopers LLP are expected to be at present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of our Common Stock as of April 20, 2006 for: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than five percent of our Common Stock, (ii) each of our directors, (iii) each named executive officer, and (iv) all directors and current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Number of Shares	Percent
Shares	Beneficially Owned	Owned

Mark F. O’Neil(1)	997,801	2.75%
John A. Blair(2)	1,085,748	3.05%
Eric D. Jacobs(3)	142,245	*
Vincent Passione(4)	301,239	*
David P. Trinder(5)	52,915	*
Mary Cirillo-Goldberg(6)	102,835	*
Steven J. Dietz(7)(17)	2,256,002	6.33%
Thomas R. Gibson(8)	11,500	*
John J. McDonnell, Jr.(9)	13,500	*
James David Power III(10)	32,750	*
Howard L. Tischler(11)(14)	5,447,324	15.29%
All current directors and current executive officers as a group (14 persons)(12)	10,776,233	29.16%
JPMorgan Chase & Co. and related entities(13)	5,612,821	15.76%
1221 Avenue of the Americas, New York, NY 10020
First Advantage Corporation and related entities(14)	5,428,824	15.24%
100 Carillon Parkway , St. Petersburg, FL 33716
AmeriCredit Corp. and related entities(15)	2,644,242	7.42%
801 Cherry Street, Suite 3900, Fort Worth, TX 76102
Wells Fargo & Company and related entities(16)	1,941,406	5.45%
420 Montgomery Street, San Francisco, CA 94104
GRP II, L.P. and related entities(17)	2,237,502	6.28%
2121 Avenue of the Stars, Suite 1630, Los Angeles, CA 90067
Capital One Auto Finance, Inc. and related entities(18)	1,832,767	5.15%
8000 Jones Branch Drive, 19055-0300, McLean, VA 22102
Wachovia Corporation and related entities(19)	1,832,767	5.15%
23 Pasteur, Irvine, CA 92618
Fred Alger Management, Inc.(20)	1,810,000	5.08%
111 Fifth Avenue, New York, NY 10003

*	Indicates less than 1%

(1)	Includes 672,334 shares which Mr. O’Neil has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options. Also includes (i) 100,000 shares held by The Mark F. O’Neil Qualified Grantor Retained Annuity Trust, of which Mr. O’Neil is the trustee, (ii) 50,000 shares held by Monique O’Neil, the wife of Mr. O’Neil, and (iii) 65,000 shares of restricted Common Stock. Monique O’Neil is also a limited partner of GRP II Partners. Through this partnership interest, she has an indirect financial interest in approximately 1,164 shares of our Common Stock which is included in the total.

(2)	Includes 10,000 shares which Mr. Blair has the right to acquire within 60 days after April 20, 2006 and 9,000 shares of restricted Common Stock. Also includes 1,007,622 shares held by DJR US, LLC (formerly known as Automotive Lease Guide (alg) LLC. Mr. Blair is a member of DJR US, LLC, and, as such, exercises voting and/or dispositive powers over the shares held by DJR US, LLC. Mr. Blair disclaims beneficial ownership of all shares held by DJR US, LLC except for the 371,449 shares in which he has a pecuniary interest.

(3)	Includes 91,245 shares which Mr. Jacobs has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options. Also includes (i) 20,000 shares held by The Eric D. Jacobs Grantor Retained Annuity Trust, of which Mr. Jacobs is the trustee, and (ii) 20,000 shares of restricted Common Stock.

(4)	Includes 191,877 shares which Mr. Passione has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options. Also includes (i) 79,285 shares held by the 2005 Vincent Passione Grantor Retained Annuity Trust, of which Mr. Passione’s wife and sister are the trustees, and (ii) 30,000 shares of restricted Common Stock.

(5)	Includes 24,249 shares which Mr. Trinder has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options. Also includes 14,000 shares of restricted Common Stock.

(6)	Includes 26,250 shares which Ms. Cirillo-Goldberg has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options and 3,500 shares of restricted Common Stock.

(7)	Includes 10,000 shares which Mr. Dietz has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options and 3,500 shares of restricted Common Stock.

(8)	Includes 3,500 shares of restricted Common Stock.

(9)	Includes 3,500 shares of restricted Common Stock.

(10)	Includes 26,250 shares which Mr. Power has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options and 3,500 shares of restricted Common Stock.

(11)	Includes 10,000 shares which Mr. Tischler has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options and 3,500 shares of restricted Common Stock.

(12)	Includes 1,333,043 shares which this group has the right to acquire within 60 days after April 20, 2006 upon the exercise of stock options and 202,000 shares of restricted Common Stock.

(13)	Consists of 5,612,821 shares of Common Stock held by J.P. Morgan Partners. The general partner of J.P. Morgan Partners is J.P. Morgan Partners (23A SBIC Manager), Inc. (“JPMP Manager”), a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a wholly-owned subsidiary of JPMorgan Chase & Co., a publicly traded company. As general partner of J.P. Morgan Partners, JPMP Manager may be deemed the beneficial owner of the securities held by J.P. Morgan Partners; however, the foregoing shall not be deemed an admission that JPMP Manager is the beneficial owner of such securities and disclaims such beneficial ownership except to the extent of its pecuniary interest therein, if any. J.P. Morgan Partners and J.P. Morgan Securities Inc. entered into a voting trust agreement with an independent, unaffiliated trust company, pursuant to which J.P. Morgan Partners deposited 5,612,821 shares of our Common Stock into a voting trust. Generally, the voting trustee will vote such shares on a pro rata basis proportionate to all other votes actually cast. Under the voting trust agreement, J.P. Morgan Partners (i) may dispose or direct the disposition of its shares to certain eligible transferees (generally, non-affiliates of JPMorgan Chase & Co.) and (ii) has the right to receive all dividends and distributions paid on its shares, except any such dividends and distributions paid or made in the form of shares of our Common Stock, which shall be held by the voting trustee under the voting trust.

(14)	Consists of 5,428,824 shares of Common Stock held by Credit Management Solutions, Inc., formerly known as First American Credit Management Solutions, Inc. (“CMSI”), a wholly-owned subsidiary of First Advantage Corporation, a publicly traded company. First Advantage Corporation may be deemed a beneficial owner of the shares held by CMSI, however, it disclaims beneficial ownership except to the extent of its pecuniary interest. Mr. Howard L. Tischler is Group President of First Advantage Dealer Services, an affiliate of CMSI. Mr. Tischler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)	Consists of 2,644,242 shares of Common Stock held by ACF Investment Corp. (“ACF”). ACF is a wholly-owned subsidiary of AmeriCredit Corp., a publicly traded company.

(16)	Consists of (i) 1,585,352 shares of Common Stock held by Wells Fargo SBIC and (ii) 356,054 shares of Common Stock held by Wells Fargo Financial, Inc. (“Wells Fargo Financial”). Wells Fargo Financial and Wells Fargo SBIC are each indirect subsidiaries of Wells Fargo & Company, a publicly traded company.

(17)	Consists of (i) 2,040,008 shares of Common Stock held by GRP II, L.P. (“GRP II”), (ii) 145,589 shares of Common Stock held by GRP II Investors, L.P. (“GRP II Investors”) and (iii) 51,905 shares of Common Stock held by GRP II Partners, L.P. (“GRP II Partners”). GRPVC, L.P. (“GRPVC”) is the general partner of each of GRP II and GRP II Partners and GRP Management Services Corp. (“GRP Management Services”) is the general partner of GRPVC. Merchant Capital, Inc. is the general partner of GRP II Investors and is in turn an indirect wholly-owned subsidiary of Credit Suisse/ First Boston, Inc. Mr. Dietz is Vice President of GRP Management Services. Mr. Dietz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares. Monique O’Neil, the wife of our Chairman of the Board, President and Chief Executive Officer, Mr. O’Neil, is a limited partner of GRP II Partners. Through this partnership interest, she has an indirect economic interest in approximately 1,164 shares of our Common Stock.

(18)	Consists of 1,832,767 shares of Common Stock held by Capital One Auto Finance, Inc., a wholly-owned subsidiary of Capital One Financial Corporation, a publicly traded company.

(19)	Consists of 1,832,767 shares of Common held by WFS Web Investments, which is a wholly-owned subsidiary of WFS Financial, Inc which is an indirect wholly owned subsidiary of Wachovia Corporation.

(20)	The shares shown as beneficially owned by Fred Alger Management, Inc. were reported in its Schedule 13G filed with the SEC on February 10, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of either class of our Common Stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. Based solely on our review of the reports received by us, or written representations from certain reporting persons, we believe that during the period from January 1, 2006 through December 31, 2005 all reports were timely filed, except for an amended Form 3 filing and a Form 4 filing for each of Ms. Cirillo-Goldberg and Messrs. Dietz, Power and Tischler in connection with their receipt of deferred stock units pursuant to the Directors’ Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Five Percent Stockholders

Overview

The following financing source customers each own more than five percent of the outstanding shares of our Common Stock:

•	AmeriCredit Financial Services, Inc., which owns shares of our Common Stock through its affiliate ACF Investment Corp.;

•	Capital One Auto Finance, Inc. which owns shares of our Common Stock in its own name and Onyx Acceptance Corporation, which owns shares of our Common Stock through its affiliate Capital One Auto Finance, Inc.;

•	JPMorgan Chase Bank, N.A., which does business through Chase Auto Finance as three financing sources, Chase Custom Finance (previously Bank One, N.A.), Chase Prime and Subaru Motor Finance, owns shares of our Common Stock through its affiliate J.P. Morgan Partners;

•	Wells Fargo & Company, which owns shares of our Common Stock through its affiliates Wells Fargo Financial, Inc. and Wells Fargo Small Business Investment Company, Inc., and Wells Fargo Financial, Inc., which owns shares of our Common Stock in its own name; and

•	Wachovia Corporation and WFS Financial, Inc., a subsidiary of Wachovia Corporation, which owns shares of our Common Stock through its affiliate WFS Web Investments.

These financing sources in the aggregate beneficially own 38.92% of our Common Stock as of April 20, 2006.

Transactions with Five Percent Stockholders that Have Financing Source Affiliates

We have entered into agreements with each of the automotive financing source affiliates of our 5% stockholders. Each has agreed to subscribe to and use our network to receive credit application data and transmit credit decisions electronically. Each agreement sets forth the responsibilities of each party with respect to the development of the interface between our computer system and the financing source customers’ credit processing system and the terms and conditions governing our operation of and each financing source customers’ subscription to and use of our system.

Under these agreements, the automotive financing source affiliates of our stockholders have “most favored nation” status, granting each of them the right to no less favorable pricing terms for our products and services than those granted by us to other financing sources, subject to limited exceptions. The agreements of the automotive financing source affiliates of our stockholders also restrict our ability to terminate such agreements.

ACF Investment Corp.

Current Equity Ownership.  ACF Investment Corp. owns an aggregate of 2,644,242 shares or 7.42%,of our Common Stock.

Financing Source Customer.  AmeriCredit Financial Services, Inc., an affiliate of ACF Investment Corp., is one of our financing source customers. For the year ended December 31, 2005, $5.7 million (4.8% of our total revenue) was earned from AmeriCredit Financial Services, Inc.

Capital One Auto Finance, Inc.

Current Equity Ownership.  Capital One Auto Finance, Inc. owns an aggregate of 1,832,767 shares, or 5.15%, of our Common Stock.

Financing Source Customers.  Capital One Auto Finance, Inc. and Onyx Acceptance Corporation, an affiliate of Capital One Auto Finance, Inc., are two of our financing source customers. For the year ended December 31, 2005, $7.5 million (6.3% of our total revenue) was earned from Capital One Auto Finance, Inc. and Onyx Acceptance Corporation, while it has been an affiliate of Capital One Auto Finance, Inc.

J.P. Morgan Partners

Current Equity Ownership.  J.P. Morgan Partners owns an aggregate of 5,612,821 shares, or 15.76%, of our Common Stock.

Financing Source Customers.  JPMorgan Chase Bank, N.A., which does business through Chase Auto Finance as three of our financing sources, Chase Custom Finance, Chase Prime and Subaru Motor Finance, is an affiliate of J.P. Morgan Partners. For the year ended December 31, 2005, $5.0 million (4.2% of our total revenue) was earned from Chase Auto Finance. We also provide web interface hosting services for Chase Auto Finance.

License Agreement.  We license certain limited technology from an affiliate of J.P. Morgan Partners, which we obtained as a contributed asset during our initial capitalization. This license is royalty-free and perpetual. The license agreement restricts our ability to use this technology outside of the automotive finance industry. There are no payments or other ongoing consideration with respect to this license agreement.

Banking and Insurance.  Since February 2001, JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) has provided us with commercial banking and investment management services and from February 2001 through March 2005, JPMorgan Chase Bank, N.A. provided us with insurance-related products and services.

Underwriting and Credit Facilities.  J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Partners, was one of the underwriters of our initial public offering and received approximately $2.2 million in fees from us in connection with the offering. In addition, JPMorgan Chase Bank, N.A. is the administrative agent and letter of credit issuing bank and a lender under our credit facilities.

Wells Fargo Small Business Investment Company, Inc. and Wells Fargo Financial, Inc.

Current Equity Ownership.  Wells Fargo & Company and its affiliates own an aggregate of 1,941,406 shares, or 5.45%, of our Common Stock.

Financing Source Customers.  Wells Fargo & Company and Wells Fargo Financial, Inc., are both financing source customers of ours. Wells Fargo & Company, Wells Fargo Financial, Inc. and Wells Fargo SBIC are affiliates of each other. For the year ended December 31, 2005, $6.5 million (5.4% of our total revenue) was earned from Wells Fargo & Company and Wells Fargo Financial, Inc. We also provide web interface hosting services for Wells Fargo & Company.

Wachovia Corporation

Current Equity Ownership.  WFS Web Investments, an affiliate of the Wachovia Corporation, owns an aggregate of 1,832,767 shares, or 5.15%, of our Common Stock.

Financing Source Customer.  Wachovia Corporation and WFS Financial, Inc, an affiliate of WFS Web Investments, are both financing source customers of ours. For the year ended December 31, 2005 $3.0 million (2.5% of our total revenue) was earned from Wachovia Corporation and WFS Financial, Inc.

Underwriting and Credit Facilities.  Wachovia Capital Markets, LLC, an affiliate of the Wachovia Corporation, was one of the underwriters of our initial public offering and received approximately $1.4 million in fees from us in connection with such offering. In addition, Wachovia Bank, National Association, is a lender under our credit facilities.

Transactions with Other Five Percent Stockholders

First American Credit Management Solutions, Inc.

Current Equity Ownership.  CMSI owns an aggregate of 5,428,824 shares, or 15.24%, of our Common Stock.

Joint Marketing Agreement.  We are a party with First Advantage CREDCO (“CREDCO”), formerly know as First American CREDCO, an affiliate of CMSI, to a Joint Marketing Agreement, dated as of March 19, 2003, and amended as of December 1, 2004, under which automotive dealers may use our web-based network to, among other things, electronically access a CREDCO credit report on a prospective customer. We earn revenue from CREDCO on a per transaction basis, each time a report is accessed. The total revenue and accounts receivable from CREDCO as of and for the year ended December 31, 2005 was $0.9 million and $0.2 million, respectively.

Under the Joint Marketing Agreement, we have agreed not to compete with CREDCO in certain circumstances in the marketing of consumer credit reports to our automobile dealer customers.

CreditReportPlus Agreement.  We are party to an agreement with CreditReportPlus, LLC, an affiliate of CMSI, under which our dealer customers will be provided Credit Report Plus as our preferred provider of certain functionality related to credit reports. For the year ended December 31, 2005, revenue generated under this agreement was $0.6 million.

CMSI Agreements.  We are party to agreements with CMSI under which CMSI provides us with certain integration, customer support and hosting services. Additionally, we use CMSI’s software product eValuate as a verification tool with respect to data services and contract data. The total amount of expense for the year ended December 31, 2005 was approximately $56,000.

Non-Competition Agreement.  As part of our acquisition of Credit Online, Inc. from CMSI, we entered into a non-competition agreement with CMSI and The First American Corporation, the former parent company of CMSI, under which we have agreed not to compete in the single financing source credit origination and/or credit decisioning system business and CMSI has agreed not to compete in the multi-financing source credit application processing business and other related businesses defined in the agreement.

Bar None Agreement.  In February 2006, we entered into an agreement with Bar None, Inc., an affiliate of CMSI, under which we provide integration with respect to leads for automotive dealers generated through Bar None.

Director.  Howard L. Tischler, Group President of First Advantage Dealer Services, an affiliate of CMSI, and from 2001 until September 2005, President and Chief Executive Officer of CMSI, has been our director since March 2003 pursuant to our stockholders’ agreement which terminated upon our initial public offering. CMSI no longer has the right to appoint a director to our board of directors. Mr. Tischler received 40,000 stock options and 3,500 shares of restricted Common Stock from us on May 26, 2005, pursuant to our 2005 Incentive Award Plan. Prior to May 26, 2005, Mr. Tischler had not received any compensation from us in connection with his service as a director other than the reimbursement of incurred expenses.

GRP II, L.P., GRP II Investors, L.P. and GRP II Partners, L.P.

Director.  Steven J. Dietz, a Vice President of GRP Management Services, Inc., an affiliate of GRP II, L.P., GRP II Investors, L.P. and GRP II Partners, L.P., has been our director since April 2002 pursuant to our stockholders’ agreement which terminated upon our initial public offering. GRP II, L.P., GRP II Investors, L.P. and GRP II Partners, L.P., collectively, no longer have the right to appoint a director to our board of directors. Mr. Dietz received 40,000 stock options and 3,500 shares of restricted Common Stock from us on May 26, 2005, pursuant to our 2005 Incentive Award Plan. Prior to May 26, 2005, Mr. Dietz had not received any compensation from us in connection with his service as a director other than the reimbursement of incurred expenses.

Registration Rights

We are party to a Fourth Amended and Restated Registration Rights Agreement, dated March 19, 2003, among ACF Investment Corp., ADP, Inc., Capital One Auto Finance, Inc., DJR US, LLC, (formerly known as Automotive Lease Guide (alg), LLC), First American Credit Management Solutions, Inc., GRP II, L.P., GRP II Investors, L.P., GRP II Partners, L.P., J.P. Morgan Partners, Wells Fargo Financial, Inc., Wells Fargo Small Business Investment Company, Inc., WFS Web Investments, Janet Clarke, Robert J. Cox III, Mary Cirillo-Goldberg and Mark F. O’Neil which provides for:

•	An unlimited number of piggyback registrations pursuant to which we are required to register sales of a holder’s shares under the Securities Act when we undertake a public offering either on our own behalf or on behalf of another stockholder, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register, with priority given, in the case of a public offering undertaken on our own behalf, first to the shares to be sold by us, then to shares to be sold by the holders exercising these piggyback registration rights, and then to all other shares and, in the case of a public offering on behalf of another stockholder, first to the shares to be sold by such stockholder, then to shares to be sold by us, and then to all other shares;

•	Two demand registrations pursuant to which we are required to register sales of a holder’s shares under the Securities Act that would result in aggregate net proceeds of at least $30,000,000, subject to certain rights to delay up to 180 days the filing or effectiveness of any such registration statements; and

•	One registration on Form S-3 (or equivalent short-form registration statement) per year pursuant to which we are required to register sales of a holder’s shares under the Securities Act, subject to the aggregate market value (at the time of a holder’s request) of the shares registered by such holder being no less than $5,000,000.

Generally, we have agreed to pay all expenses of any registration pursuant to the registration rights agreement, except that underwriters’ discounts and commissions shall be borne pro rata by the parties selling shares pursuant to the applicable registration statement.

MISCELLANEOUS

SOLICITATION OF PROXIES

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material that we may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we have retained Georgeson Shareholder Communications, Inc. to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $7,000, plus reasonable out of pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2007 ANNUAL MEETING

If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, we must receive your proposal by December 29, 2006, and the proposal must comply with the rules of the SEC.

If you want to make a proposal for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, we must receive your proposal at least 90 days prior to the 2007 Annual Meeting. If we give less than 100 days’ notice of the 2007 Annual Meeting, we must receive your proposal within ten days after we give the notice.

If we do not receive your proposal by the appropriate deadline, then it may not be brought before the 2007 Annual Meeting.

Proposals should be addressed to the Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2005 has been mailed to our stockholders of record and is not part of this Proxy Statement.

Upon written request of any person solicited, our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC may be obtained, without charge, by writing to Investor Relations, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

THE BOARD OF DIRECTORS
DEALERTRACK HOLDINGS, INC.

Eric D. Jacobs
Secretary

Lake Success, New York
April 28, 2006

EXHIBIT I

AUDIT COMMITTEE CHARTER
of the Audit Committee
of DealerTrack Holdings, Inc.

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of DealerTrack Holdings, Inc. (the “Company”) on October 19, 2005, to be effective the date of the closing of the Company’s initial public offering.

I.	Purpose

The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

The Committee’s responsibility is limited to oversight. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations. These are the responsibilities of management, the internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (if any, the “internal auditor”) and the independent auditor.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.	Membership

The Committee shall consist of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclose in its periodic reports required pursuant to the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), the reasons why at least one member of the Committee is not an “audit committee financial expert.” Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Exchange Act; provided, that if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor (if any) and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor (if any), any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.	Powers and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight.  The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2. Pre-Approval of Services.  Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3. Independence of Independent Auditor.  The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

(ii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iii) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4. Meetings with Management, the Internal Auditor and the Independent Auditor.

(i) The Committee shall meet with management, the internal auditor (if any) and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities of which the Committee is made aware that do not appear on the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

(iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor.

5. Separate Meetings with the Independent Auditor.

(i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6. Recommendation to Include Financial Statements in Annual Report.  The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(i) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7. Meetings with Management, the Independent Auditor and the Internal Auditor.  The Committee shall review and discuss the quarterly financial statements with management, the internal auditor (if any) and the independent auditor.

Other Powers and Responsibilities

8. The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

9. The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

10. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

11. The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

12. The Committee shall request assurances from management, the independent auditor and the Company’s internal auditor (if any) that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

13. The Committee shall discuss any disclosures made to the Committee by the Company’s Chief Executive Officer or Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q regarding: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls identified to the independent auditor; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

14. If reported to the Committee by any attorney employed by or performing legal services for the Company, the Committee shall consider any evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the Company or any agent of the Company.

15. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

16. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.

17. The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

18. The Committee shall at least annually review with the chief information officer and/or other applicable individuals the status of the Company’s information security program.

19. The Committee shall at least annually perform an evaluation (which need not be in writing) of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

20. The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to subcommittees of the Committee consisting of one or more of its members as the Committee deems appropriate to carry out its responsibilities and exercise its powers, or to engage in any investigation or review not provided for in this Charter that the Committee deems to be in the best interests of the Company, to the extent consistent with the Company’s certificate of incorporation, bylaws and applicable law and rules of markets in which the Company’s securities then trade.

PROXY
DEALERTRACK HOLDINGS, INC.
1111 Marcus Avenue, Suite M04
Lake Success, NY 110421
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 14, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Robert J. Cox III and Eric D. Jacobs, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack”), which the undersigned is entitled to vote at a Annual Meeting of Stockholders of DealerTrack to be held on Wednesday, June 14, 2006, at 10:00 a.m. (local time) at Sheraton New York Hotel & Towers, 811 7th Avenue, New York, NY 10019 (the “Annual Meeting”).
In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof.
[Continued and to be dated and signed on reverse side.]

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
DEALERTRACK HOLDINGS, INC.
June 14, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê   Please detach along perforated line and mail in the envelope provided.   ê

THE DEALERTRACK BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒
1.	To elect two members of the Board of Directors for a three-year term as Class I Directors to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected consisting of the foregoing nominees.

NOMINEES:
☐	FOR ALL NOMINEES	¡	James David Power III
		¡	Howard L. Tischler

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.	☐	☐	☐
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.